As filed with the Securities and Exchange Commission on July 28, 2017.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLEARWATER PAPER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-3594554
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 West Riverside Ave., Suite 1100 Spokane, Washington (Address of principal executive offices)	99201 (Zip Code)

Clearwater Paper Corporation 2017 Stock Incentive Plan

(Full title of the plan)

Michael S. Gadd

Senior Vice President, General Counsel

and Corporate Secretary

Clearwater Paper Corporation

601 West Riverside Ave., Suite 1100

Spokane, Washington

(509) 344-5900

(Name, address and telephone

number of agent for service)

Copy to: Blair W. White, Esq. Justin D. Hovey, Esq. Pillsbury Winthrop Shaw Pittman LLP Four Embarcadero Center, 22nd Floor San Francisco, CA 94111 (415) 983-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer ,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	2,100,000 shares	$49.16	$103,236,000.00	$11,965.05

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low sales prices of the Registrant’s Common Stock on The New York Stock Exchange on July 24, 2017.

Part I

Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(1) Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016;

(2) Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017;

(3) Registrant’s Current Reports on Form 8-K filed on February 10, 2017 and May 11, 2017; and

(4) The description of the Registrant’s Common Stock contained under the heading “Description of Capital Stock” contained in the Information Statement filed as Exhibit 99.2 to the Form 8-K filed on December 3, 2008, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. The Registrant is not, however, incorporating, in each case, any documents or information that the Registrant is deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of Common Stock registered hereby has been passed upon for the Registrant by Michael S. Gadd, Senior Vice President, General Counsel and Corporate Secretary of the Registrant. As of the date hereof, Mr. Gadd beneficially owned 87,535 shares of the Registrant’s Common Stock (including 19,010 shares held directly, 53 shares held in a 401(k) plan account and 68,472 shares held in a trust over which Mr. Gadd shares voting and investment power with his spouse).

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VIII of the Registrant’s Restated Certificate of Incorporation and Article 6 of the Registrant’s Amended and Restated Bylaws provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. The Registrant also maintains insurance policies that insure its officers and directors against certain liabilities.

The Registrant has also entered into agreements with its directors and certain of its officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit
No.	Description

4.1	Restated Certificate of Incorporation of the Company, effective as of December 16, 2008, as filed with the Secretary of State (incorporated by reference to Exhibit 3.2 to Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on December 18, 2008).

4.2	Amended and Restated Bylaws of the Company, effective as of December 16, 2008 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on December 18, 2008).

4.3	Registration Rights Agreement, dated as of January 23, 2013, by and among the Registrant, the Guarantors (as defined therein), Goldman Sachs & Co. and Merrill Lynch, Pierce Fenner & Smith Incorporated, as the initial purchasers, (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the Commission on January 24, 2013).

5.1	Opinion of Michael S. Gadd, Senior Vice President, General Counsel and Corporate Secretary.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Michael S. Gadd, Senior Vice President, General Counsel and Corporate Secretary (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page).

99.1	Clearwater Paper Corporation 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 11, 2017).

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on July 28, 2017.

CLEARWATER PAPER CORPORATION

By:	/s/ Linda K. Massman
Linda K. Massman
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Linda K. Massman, John D. Hertz, and Michael S. Gadd, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Linda K. Massman Linda K. Massman	President and Chief Executive Officer (Principal Executive Officer) and Director	July 28, 2017

/s/ John D. Hertz John D. Hertz	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	July 28, 2017

/s/ Robert N. Dammarell Robert N. Dammarell	Vice President, Corporate Controller (Principal Accounting Officer)	July 28, 2017

/s/ Boh A. Dickey Boh A. Dickey	Director and Chair	July 28, 2017

/s/ Beth E. Ford Beth E. Ford	Director	July 28, 2017

/s/ John P. O’Donnell John P. O’Donnell	Director	July 28, 2017

/s/ Alexander Toeldte Alexander Toeldte	Director	July 28, 2017

/s/ Kevin J. Hunt Kevin J. Hunt	Director	July 28, 2017

/s/ William D. Larsson William D. Larsson	Director	July 28, 2017

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of the Company, effective as of December 16, 2008, as filed with the Secretary of State (incorporated by reference to Exhibit 3.2 to Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on December 18, 2008).

4.2	Amended and Restated Bylaws of the Company, effective as of December 16, 2008 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on December 18, 2008).

4.3	Registration Rights Agreement, dated as of January 23, 2013, by and among the Registrant, the Guarantors (as defined therein), Goldman Sachs & Co. and Merrill Lynch, Pierce Fenner & Smith Incorporated, as the initial purchasers, (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the Commission on January 24, 2013).

5.1	Opinion of Michael S. Gadd, Senior Vice President, General Counsel and Corporate Secretary.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Michael S. Gadd, Senior Vice President, General Counsel and Corporate Secretary (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page).

99.1	Clearwater Paper Corporation 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 11, 2017).